Exhibit 24.2

Power of Attorney

Michael O. Maerz hereby constitutes and appoints Douglas M. Pihl and James W. Cruckshank, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in his capacity as a member of the Board of Directors of MathStar, Inc. and to perform any acts necessary to be done in order to file all amendments and post-effective amendments and supplements to the Registration Statement, (Registration No. 333-130680), any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and Michael O. Maerz does hereby ratify and confirm all that said attorney-in-fact and agent or his substitutes shall do or cause to be done by virtue hereof.

/s/ Michael O. Maerz	Dated: January 22, 2007
Michael O. Maerz